                                  SCHEDULE 13G

                                 (Rule 13d-102)

Information to be included in statements filed pursuant to Rule 13d-1(b) and (c)
            and amendments thereto filed pursuant to Rule 13d-2(b).

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 AMENDMENT NO. 1

                              DELTEK SYSTEMS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   24785A 10 8
                                   -----------
                                 (CUSIP Number)




       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24785A 10 8
          -----------

-------------------------------------------------------------------------------
      1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Donald deLaski

-------------------------------------------------------------------------------
      2)     Check the Appropriate Row if a Member of a Group (See Instructions)

                  NOT APPLICABLE

-------------------------------------------------------------------------------
      3)     SEC Use Only

-------------------------------------------------------------------------------
      4)     Citizenship or Place of Organization

                  UNITED STATES

 -------------------------------------------------------------------------------
       Number of               (5) Sole Voting Power - 3,781,900
       Shares Beneficially
       Owned by Each
       Reporting               (6) Shared Voting Power - 0
       Person With             (7) Sole Dispositive Power  - 3,781,900
                               (8) Shared Dispositive Power - 0
-------------------------------------------------------------------------------
      (9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                   3,781,900

-------------------------------------------------------------------------------
      (10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------
      (11)   Percent of Class Represented by Amount in Row 9
                   21.2%


-------------------------------------------------------------------------------
      (12)   Type of Reporting Person (See Instructions)

                   IN

-------------------------------------------------------------------------------

                                  SCHEDULE 13G

            The information contained herein is filed with respect to the Common Stock, par value $0.001 per share (the "Stock"), of DELTEK SYSTEMS, INC. by Donald DeLaski.

ITEM 1(a).        NAME OF ISSUER:

                  DELTEK SYSTEMS, INC.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  8280 Greensboro Drive

                  McLean, Virginia 22102

ITEM 2(a).        NAME OF PERSON FILING:

                  See Cover Page Item 1.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  8280 Greensboro Drive

                  McLean, Virginia 22102


ITEM 2(c).        CITIZENSHIP:

                  See Cover Page Item 4.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NUMBER:

                  24785A 10 8

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2
                  (b), CHECK WHETHER THE PERSON FILING IS A:

                  Inapplicable.

ITEM 4.           OWNERSHIP.

ITEM 4(a).        AMOUNT BENEFICIALLY OWNED:

                  See Cover Page Item 9. Excludes 600,000 shares donated in June, 1998 to a foundation established by Mr. deLaski for which Mr. deLaski and his spouse serve as directors and officers.

ITEM 4(b).        PERCENT OF CLASS:

                  See Cover Page Item 11.

ITEM 4(c).        NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   sole power to vote or to direct the vote:

                        See Cover Page Item 5 and Item 4(a) above.

                  (ii)  shared power to vote or to direct the vote:

                        See Cover Page Item 6.

                  (iii) sole power to dispose or to direct the disposition of:

                        See Cover Page Item 7.

                  (iv)  shared power to dispose or to direct the disposition of:

                        See Cover Page Item 8 and 4(a) above.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Inapplicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

ITEM 10.          CERTIFICATION AND SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


1/8/99
------------------------------
Date

/s/ DONALD DELASKI
------------------------------
Signature

Donald deLaski
--------------
Name/Title